Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Rob Litt, 763-577-6187

INVESTOR CONTACT:	Christine Battist, 763-577-2828

THE MOSAIC COMPANY REPORTS RECORD

THIRD QUARTER NET EARNINGS

PLYMOUTH, MN, March 30, 2011 – The Mosaic Company (NYSE: MOS) announced today record third quarter net earnings of $542.1 million, or $1.21 per diluted share, for the quarter ended February 28, 2011. These results compare with net earnings of $222.6 million, or $0.50 per diluted share, for the third quarter ended February 28, 2010.

KEY ITEMS

•	Total phosphate sales volumes were 2.4 million tonnes and the average diammonium phosphate (DAP) selling price was $543 per tonne

•	Total potash sales volumes were 1.9 million tonnes and the average muriate of potash (MOP) selling price was $358 per tonne

•	Gross margin as a percent of net sales significantly improved to 39 percent, compared to 28 percent in the prior year

•

The Company announced an agreement to distribute Cargill’s approximately 64 percent stake in Mosaic to Cargill stockholders and debt holders in a recapitalization and split-off transaction, followed by an orderly disposition of shares in a series of secondary offerings

“Our record third quarter results reflect outstanding market fundamentals and effective operational execution,” said Jim Prokopanko, President and Chief Executive Officer of Mosaic. “The world’s expanding need for food reinforces strong, long-term demand for crop nutrients. We are executing our strategy to increase potash capacity, leverage our scale and improve operations. With robust earnings, healthy margins and a strong balance sheet, Mosaic is well positioned for future growth.”

Mosaic’s net sales in the third quarter of fiscal 2011 were $2.2 billion, an increase from $1.7 billion compared to the same period last year.

Mosaic’s gross margin for the third quarter of fiscal 2011 was $853.6 million, or 39 percent of net sales, compared with $476.5 million, or 28 percent of net sales, a year ago. Third quarter operating earnings were $770.8 million, nearly double operating earnings of $388.9 million last year. The increases in gross margin and operating earnings were primarily due to significantly higher phosphate selling prices and the favorable effect of higher potash production, partially offset by higher raw material costs in the Phosphates segment.

Phosphates

Net sales in the Phosphates segment were $1.5 billion for the third quarter compared to $1.0 billion last year. Gross margin was $454.2 million, or 31 percent of net sales, compared with $114.0 million, or 11 percent of net sales for the same period a year ago. Operating earnings were $371.8 million, compared to $52.9 million in the prior year. The improvement in operating earnings was primarily due to increased phosphate selling prices, partially offset by higher raw material costs.

The average third quarter DAP selling price, FOB plant, was $543 per tonne, compared to $336 a year ago. Phosphates segment total sales volumes were 2.4 million tonnes, down slightly compared to 2.5 million tonnes a year ago. The Company expects finished product inventories to remain relatively low.

Mosaic’s North American finished phosphate production was 2.0 million tonnes, or 83 percent of operational capacity, compared to 1.9 million tonnes, or 75 percent, a year ago. The Company’s phosphate rock production was 3.4 million tonnes during the third quarter, up from 3.0 million tonnes a year ago, due to better mining performance this quarter and planned maintenance in the year ago quarter.

“Favorable market conditions as well as our ongoing focus on operational excellence produced outstanding bottom line results in our Phosphates segment,” stated Prokopanko.

Potash

Net sales in the Potash segment totaled $757.7 million for the third quarter, compared to $730.0 million a year ago. Gross margin was $411.6 million, or 54 percent of net sales, compared with $352.0 million, or 48 percent of net sales, a year ago. Operating earnings were $413.9 million, compared to $326.0 million in the prior year. The improvement was primarily due to the favorable effect of higher production volumes, increased selling prices and an insurance recovery of $38.2 million.

The average third quarter MOP selling price, FOB plant, was $358 per tonne compared to $356 a year ago. International MOP prices increased during the quarter narrowing the gap with North American prices. Compared to last quarter, the average MOP selling price increased eight percent. The Potash segment’s total sales volumes for the third quarter were 1.9 million tonnes, comparable to volumes a year ago.

Potash production was 2.0 million tonnes, or 90 percent of operational capacity, an increase from 1.3 million tonnes, or 59 percent of operational capacity a year ago. The increase in production was due to improved demand compared to the low levels of a year ago. Inventories remain low by historical standards.

“The potash market remains strong with low producer inventories and excellent demand prospects. We continue to make great progress on our capacity expansions and look forward to new production coming on line in 2012,” said Prokopanko.

Other

Other non operating expense was $16.1 million for the third quarter, compared to income of $0.7 million in the prior year. The current year expenses are associated with the redemption of the Company’s $455.4 million aggregate principal amount of its 7 3/8 percent senior notes due December 2014. Income tax expense was $175.9 million for the third quarter resulting in an effective tax rate of 24 percent, compared to $125.3 million, or 35 percent, for the same period last year. The lower tax rate is primarily due to the mix of earnings by jurisdiction and a discrete expense in the year ago quarter.

Cash flow provided by operating activities in the third quarter of fiscal 2011 was $365.9 million compared to $476.7 million in the year ago quarter. Cash flow from operating activities decreased largely due to changes in working capital related to higher selling and raw material prices in addition to higher inventories. Capital expenditures totaled $311.6 million in the quarter. Mosaic’s total cash and cash equivalents and debt as of February 28, 2011 were $3.4 billion and $886.7 million, respectively.

Year-to-Date

For the nine months ended February 28, 2011, net sales were $7.1 billion, an increase of 44 percent from $4.9 billion reported a year ago for the same period. Year-to-date operating earnings were $1.8 billion compared to $723.2 million a year ago. Year-to-date selling, general and administrative expenses were $261.0 million compared to $246.6 million for the first three quarters in fiscal 2010. Equity earnings were $0.6 million compared to a loss of $17.8 million last year. Fiscal 2011 included a $685.6 million pre-tax gain on the sale of Mosaic’s interest in Fosfertil S.A.

South Fort Meade Update

Oral arguments will be conducted before the Eleventh Circuit Court of Appeals in the South Fort Meade litigation on April 4, 2011. Mosaic continues to mine in an approximately 200 acre area at its South Fort Meade location as a result of a prior settlement with the plaintiffs in this lawsuit. Based on current plans, mining activities are expected to continue in this area until June 2011. Mosaic continues to evaluate alternatives at South Fort Meade beyond this time both to obtain a reliable supply of phosphate rock consistent with the District Court’s order and the law and to maintain cost effective mining operations.

Assuming continued mining at South Fort Meade and other mitigation plans, the Company’s finished phosphate production is not expected to be negatively impacted during the remainder of calendar 2011, although phosphate rock costs may increase as a result of the preliminary injunction.

Mosaic’s New Horizon

On January 18, 2011, the Company announced an agreement to distribute Cargill’s approximate 64 percent stake in Mosaic to Cargill’s stockholders and debt holders in a split-off transaction, followed by an orderly disposition of shares in a series of secondary offerings. This transaction is expected to enhance Mosaic’s strategic and financial flexibility by facilitating the exit of its majority stockholder and greatly increasing the liquidity of its common stock. The Company currently expects the closing and initial secondary offering to occur in the second calendar quarter of 2011. More information on the transaction is available at www.mosaicco.com.

Market Outlook

Agricultural commodity and crop nutrient fundamentals remain intact despite recent political unrest in North Africa and the Middle East and the devastating earthquake and tsunami in Japan which have roiled commodity markets. The world still needs to produce a record harvest this year and record crop nutrient use is required to achieve it. Grain and oilseed markets are expected to remain tight and to be highly sensitive to weather and political developments.

Record demand combined with supply uncertainties are serving to support crop nutrient markets. The Company is running its plants at high rates to keep pace with demand and potash inventories remain at historically low levels.

The Company estimates that global phosphate shipments will reach 60 to 62 million tonnes in calendar 2011. In India, DAP use is expected to increase another five percent in the upcoming fertilizer year based on the positive outlook for agricultural commodity prices. Other key regions including the Americas, Europe, Oceania, and several other countries in Asia are forecast to register significant gains as well due to outstanding farm economics.

The Company estimates that global MOP shipments will climb to 55 to 58 million tonnes in calendar 2011. Increases are projected in all major consuming and importing regions including the United States, Brazil, China, India and other Asian countries. Brazilian imports are projected to increase to about 6.5 to 7.0 million tonnes in 2011 while China’s imports are estimated to reach 5.7 to 6.2 million tonnes in 2011. India’s appetite for potash is expected to continue to climb to a record level in the 6.2 to 6.7 million tonne range in 2011.

Over the next decade, phosphate shipments are expected to grow from about 57 million tonnes in 2010 to between 75 and 79 million tonnes by 2020, or 2.5 to 3.0 percent annually. In the case of potash, MOP shipments are forecast to grow from 53 million tonnes in 2010 to between 70 and 73 million tonnes by 2020, or 3.5 to 4.0 percent annually. Producers will need to develop significant new capacity to meet these projected increases.

“In order to meet accelerating demand for agricultural commodities, farmers will have to plant record area and reap ever increasing yields,” Prokopanko added. “Crop nutrients are essential to achieve needed productivity gains. By executing our cost effective brownfield potash expansions and strengthening our leading phosphate position, Mosaic is creating shareholder value and delivering on our mission of helping the world grow the food it needs.”

Financial Guidance

Total sales volumes for the Phosphates segment are expected to range from 2.5 to 2.9 million tonnes for the fourth quarter of fiscal 2011. Mosaic’s realized DAP price, FOB plant, for the fourth quarter of fiscal 2011 is estimated to range from $560 to $590 per tonne.

Total sales volumes for the Potash segment are expected to range from 1.9 to 2.2 million tonnes for the fourth quarter of fiscal 2011. Mosaic’s realized MOP price, FOB plant, for the fourth quarter of fiscal 2011 is estimated to range from $385 to $415 per tonne.

The Company’s operating rate at its North American phosphate operations is expected to exceed 85 percent of operational capacity during its fourth quarter. The fourth quarter operating rate in the Potash segment is expected to be above 90 percent of operational capacity.

The Company continues to advance its brownfield potash expansion plans at its three Saskatchewan, Canada mine sites and to fund projects that improve efficiencies. Capital spending for fiscal 2011 is expected to range from $1.2 to $1.4 billion.

Selling, general and administrative expenses are estimated to range from $360 to $380 million in fiscal 2011.

Canadian resource taxes and royalties for fiscal 2011 are expected to range from $250 to $300 million. Canadian resource taxes and royalties are included as a component of cost of goods sold in the Company’s consolidated income statement.

Mosaic estimates an effective income tax rate in the mid to upper 20 percent range, exclusive of the sale of the Company’s equity investment in Fosfertil S.A.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Thursday, March 31, 2011 at 10:00 a.m. EDT to discuss third quarter earnings results. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future strategic plans and other statements about future financial and operating results, including statements about the proposed split-off by Cargill, Incorporated of its equity interest in The Mosaic Company and related transactions (the “Split-Off”), the terms and effects of the proposed Split-Off, the nature and impact of the proposed Split-Off and benefits of the proposed Split-Off. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation and implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, or revocation of, necessary governmental permits or approvals; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental obligations, or Canadian resource taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan, potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals; the possibility that the expected timeline for the proposed Split-Off may be delayed or the proposed Split-Off may not occur, or that there may be difficulties with realizing the benefits of the proposed Split-Off; and other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Additional Information

In connection with the proposed split-off transaction, GNS II (U.S.) Corp. (“M Holdings”) has filed with the SEC a Registration Statement on Form S-4 that includes a proxy statement of Mosaic that also constitutes a prospectus of M Holdings. Mosaic will deliver the final proxy statement/prospectus to its stockholders. Investors and holders of Mosaic securities are strongly encouraged to read the proxy statement/prospectus (and any other relevant documents filed with the SEC) when it becomes available because it will contain important information relating to the proposed transaction. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by Mosaic and M Holdings with the SEC, without charge, at the SEC’s website at www.sec.gov. The proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing Mosaic’s website at www.mosaicco.com under the tab “Investors”.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Such an offer may be made solely by a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Accordingly, the proxy solicitation for the merger described in this communication has not commenced. The distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.

Participants in this Transaction

Mosaic and M Holdings and their respective directors, executive officers and certain other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Mosaic’s stockholders with respect to the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Mosaic stockholders in connection with the proposed transaction is set forth in the proxy statement/prospectus filed with the SEC. You can find information about the executive officers and directors of Mosaic in its Annual Report on Form 10-K for the fiscal year ended May 31, 2010 filed with the SEC on July 23, 2010 and in its definitive proxy statement filed with the SEC on August 24, 2010. You can obtain free copies of these documents from Mosaic using the website information above. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the final proxy statement/prospectus and other material to be filed with the SEC in connection with the proposed transaction.

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Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended February 28,		Nine months ended February 28,
	2011	2010	2011	2010

Net sales	$2,214.3	$1,731.9	$7,077.4	$4,898.8
Cost of goods sold	1,360.7	1,255.4	4,950.8	3,893.1

Gross margin	853.6	476.5	2,126.6	1,005.7
Selling, general and administrative expenses	83.6	82.3	261.0	246.6
Other operating expenses (income)	(0.8)	5.3	26.3	35.9

Operating earnings	770.8	388.9	1,839.3	723.2
Interest expense, net	0.2	10.0	12.8	36.8
Foreign currency transaction loss	(31.7)	(22.3)	(60.6)	(31.8)
Gain on sale of equity investment	—	—	685.6	—
Other income (expense)	(16.1)	0.7	(17.0)	6.7

Earnings from consolidated companies before income taxes	722.8	357.3	2,434.5	661.3
Provision for income taxes	175.9	125.3	566.8	208.5

Earnings from consolidated companies	546.9	232.0	1,867.7	452.8
Equity in net earnings (loss) of nonconsolidated companies	(4.3)	(8.5)	0.6	(17.8)

Net earnings including non-controlling interests	542.6	223.5	1,868.3	435.0
Less: Net earnings attributable to non-controlling interests	0.5	0.9	2.9	4.0

Net earnings attributable to Mosaic	$542.1	$222.6	$1,865.4	$431.0

Diluted net earnings per share attributable to Mosaic	$1.21	$0.50	$4.17	$0.97

Diluted weighted average number of shares outstanding	447.7	446.8	447.3	446.5

Condensed Consolidated Balance Sheets

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	February 28, 2011	May 31, 2010
Assets
Current assets:
Cash and cash equivalents	$3,352.1	$2,523.0
Receivables, net	798.4	614.8
Inventories	1,133.6	1,002.3
Deferred income taxes	111.3	115.7
Assets and investments held for sale	—	399.6
Other current assets	298.2	319.4

Total current assets	5,693.6	4,974.8
Property, plant and equipment, net	6,330.3	5,465.6
Investments in nonconsolidated companies	438.9	54.7
Goodwill	1,828.8	1,763.2
Other assets	407.5	449.4

Total assets	$14,699.1	$12,707.7

Liabilities and Equity
Current liabilities:
Short-term debt	$74.2	$83.1
Current maturities of long-term debt	50.3	15.2
Accounts payable and accrued liabilities	1,330.7	1,172.1
Accrued income taxes	32.0	0.1
Deferred income taxes	47.3	33.4

Total current liabilities	1,534.5	1,303.9
Long-term debt, less current maturities	762.2	1,245.6
Deferred income taxes	514.1	501.7
Other noncurrent liabilities	878.7	908.1

Stockholders’ equity:
Common stock, $0.01 par value, 700.0 shares authorized:
Common stock, 446.5 and 445.4 shares issued and outstanding as of February 28, 2011 and May 31, 2010, respectively	4.5	4.5
Capital in excess of par value	2,572.5	2,523.0
Retained earnings	7,703.7	5,905.3
Accumulated other comprehensive income	702.7	289.4

Total Mosaic stockholders’ equity	10,983.4	8,722.2
Non-controlling interests	26.2	26.2

Total equity	11,009.6	8,748.4

Total liabilities and equity	$14,699.1	$12,707.7

Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended February 28,		Nine months ended February 28,
	2011	2010	2011	2010
Cash Flows from Operating Activities
Net earnings including non-controlling interests	$542.6	$223.5	$1,868.3	$435.0
Adjustments to reconcile net earnings including non-controlling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	114.1	101.6	324.5	332.6
Deferred income taxes	52.2	1.1	58.3	36.0
Equity in net earnings of nonconsolidated companies, net of dividends	4.4	8.5	2.6	17.8
Accretion expense for asset retirement obligations	9.7	8.2	24.0	23.2
Stock-based compensation expense	2.6	3.1	18.7	20.5
Unrealized gain on derivatives	(17.0)	(19.9)	(23.6)	(87.2)
Gain on sale of equity investment	—	—	(685.6)	—
Excess tax benefit related to stock option exercises	(5.9)	(3.1)	(12.1)	(3.2)
Other	15.3	0.5	14.6	2.5
Changes in assets and liabilities:
Receivables, net	(137.6)	(32.3)	(183.9)	(17.3)
Inventories, net	(314.9)	15.3	(129.5)	172.0
Other current and noncurrent assets	(37.9)	176.0	39.5	186.6
Accounts payable	95.3	(26.3)	94.3	85.5
Accrued liabilities and income taxes	49.7	53.2	97.9	(368.1)
Other noncurrent liabilities	(6.7)	(32.7)	(54.2)	(12.0)

Net cash provided by operating activities	365.9	476.7	1,453.8	823.9
Cash Flows from Investing Activities
Capital expenditures	(311.6)	(208.8)	(897.3)	(635.6)
Proceeds from sale of equity investment	—	—	1,030.0	—
Proceeds from sale of business	50.0	—	50.0	12.9
Restricted cash	(11.7)	—	(13.7)	22.8
Investments in nonconsolidated companies	—	—	(385.3)	—
Other	1.7	4.1	3.1	4.5

Net cash used in investing activities	(271.6)	(204.7)	(213.2)	(595.4)
Cash Flows from Financing Activities
Payments of short-term debt	(68.6)	(134.0)	(293.5)	(255.1)
Proceeds from issuance of short-term debt	88.3	90.7	284.6	259.2
Payments of long-term debt	(459.6)	(3.5)	(467.1)	(38.6)
Proceeds from issuance of long-term debt	16.9	—	17.6	0.6
Payment of tender premium on debt	(16.1)	(0.2)	(16.1)	(5.7)
Proceeds from stock options exercised	8.0	5.8	18.7	10.8
Excess tax benefit related to stock option exercises	5.9	3.1	12.1	3.2
Cash dividends paid	(22.4)	(600.9)	(67.0)	(645.7)
Other	(4.8)	—	(4.9)	(0.9)

Net cash used in financing activities	(452.4)	(639.0)	(515.6)	(672.2)
Effect of exchange rate changes on cash	50.8	10.7	104.1	32.3

Net change in cash and cash equivalents	(307.3)	(356.3)	829.1	(411.4)
Cash and cash equivalents - beginning of period	3,659.4	2,648.1	2,523.0	2,703.2

Cash and cash equivalents - end of period	$3,352.1	$2,291.8	$3,352.1	$2,291.8

Supplemental Disclosure of Cash Flow Information:

Cash paid during the period for:
Interest (net of amount capitalized)	$34.4	$33.8	$56.1	$66.6
Income taxes (net of refunds)	128.0	118.1	434.5	492.6

Condensed Consolidated Financial Highlights

The Mosaic Company	(dollars in millions)

	Three months ended February 28,		Increase/ (Decrease)		Nine months ended February 28,		Increase/ (Decrease)
	2011	2010	Amount	%	2011	2010	Amount	%
Net sales:
Phosphates (a)	$1,458.0	$1,020.7	$437.3	43%	$5,013.0	$3,543.2	$1,469.8	41%
Potash	757.7	730.0	27.7	4%	2,078.6	1,477.6	601.0	41%
Corporate/Other (b)	(1.4)	(18.8)	17.4	(93%)	(14.2)	(122.0)	107.8	(88%)

	$2,214.3	$1,731.9	$482.4	28%	$7,077.4	$4,898.8	$2,178.6	44%

Gross margin:
Phosphates (c)	$454.2	$114.0	$340.2	298%	$1,175.4	$341.6	$833.8	244%
Potash	411.6	352.0	59.6	17%	953.5	656.5	297.0	45%
Corporate/Other (b)	(12.2)	10.5	(22.7)	NM	(2.3)	7.6	(9.9)	NM

	$853.6	$476.5	$377.1	79%	$2,126.6	$1,005.7	$1,120.9	111%

Operating earnings:
Phosphates (c)	$371.8	$52.9	$318.9	NM	$952.1	$128.4	$823.7	NM
Potash	413.9	326.0	87.9	27%	883.3	575.9	307.4	53%
Corporate/Other (b)	(14.9)	10.0	(24.9)	NM	3.9	18.9	(15.0)	(79%)

	$770.8	$388.9	$381.9	98%	$1,839.3	$723.2	$1,116.1	154%

Depreciation, depletion and amortization:
Phosphates (c)	$62.6	$63.5	$(0.9)	(1%)	$182.2	$226.5	$(44.3)	(20%)
Potash	49.1	35.1	14.0	40%	133.8	97.9	35.9	37%
Corporate/Other	2.4	3.0	(0.6)	(20%)	8.5	8.2	0.3	4%

	$114.1	$101.6	$12.5	12%	$324.5	$332.6	$(8.1)	(2%)

(a)

Includes PhosChem sales for its other member of $97 million and $46 million for the three months ended February 28, 2011 and 2010. Includes PhosChem sales for its other member of $370 million and $234 million for the nine months ended February 28, 2011 and 2010. PhosChem is a consolidated subsidiary of Mosaic.

(b)	Includes elimination of intersegment sales.
(c)

Includes accelerated depreciation of $39.8 million associated with the permanent closure of previously idled facilities and equipment in our Phosphates operations for the nine months ended February 28, 2010.

The Mosaic Company

	Three months ended February 28,		Increase/ (Decrease)		Nine months ended February 28,		Increase/ (Decrease)
	2011	2010	Amount	%	2011	2010	Amount	%
Sales volumes
(000 tonnes):
Phosphates Segment
Phosphates
Crop Nutrients (a): North America	719	869	(150)	(17%)	2,544	2,111	433	21%
International	807	822	(15)	(2%)	3,154	3,629	(475)	(13%)
Crop Nutrient Blends (b)	511	424	87	21%	2,078	1,818	260	14%
Feed Phosphates	162	149	13	9%	433	460	(27)	(6%)
Other (c)	172	208	(36)	(17%)	898	681	217	32%

Total Phosphates Segment Tonnes (a)	2,371	2,472	(101)	(4%)	9,107	8,699	408	5%

Potash Segment
Potash
Crop Nutrients (d): North America	757	1,002	(245)	(24%)	2,344	1,410	934	66%
International	944	718	226	31%	2,531	1,750	781	45%
Non agricultural	162	158	4	3%	468	543	(75)	(14%)

Total Potash Segment Tonnes	1,863	1,878	(15)	(1%)	5,343	3,703	1,640	44%

Production volumes (North America)
(000 tonnes):
Phosphates (e)	2,007	1,882	125	7%	6,305	5,974	331	6%
Potash	2,048	1,332	716	54%	5,166	3,208	1,958	61%

Average selling price per metric tonne:
DAP (f)	$543	$336	$207	62%	$468	$296	$172	58%
Crop Nutrient Blends (b) (g)	503	380	123	32%	452	392	60	15%
MOP (f) (i) - North America	394	368	26	7%	366	400	(34)	(9%)
MOP (f) - International	316	278	38	14%	292	291	1	—
MOP (f) - Average	358	356	2	1%	340	359	(19)	(5%)

Average cost per unit:

Ammonia (tonne)	$406	$272	$134	49%	$383	$256	$127	50%
Sulfur (long ton)	166	73	93	127%	150	50	100	200%

Canadian resource taxes and royalties (h)	$55	$54	$1	2%	$187	$86	$101	117%

(a)	Phosphates volumes represent dry product tonnes. Excludes tonnes sold by PhosChem for its other member.
(b)	The average product mix for blends (by volumes) contains approximately 50% phosphate, 25% potash and 25% nitrogen, although this mix can differ based on seasonal and other factors.
(c)	Other volumes are primarily single superphosphate, potash and urea sold in countries outside North America.
(d)	Potash volumes include intersegment sales, and exclude tonnes mined under a third party tolling arrangement.
(e)	Includes crop nutrient dry concentrates and animal feed ingredients.
(f)	FOB plant, sales to unrelated parties.
(g)	FOB destination.
(h)	Amounts in millions of U.S. dollars.
(i)	Prices exclude industrial and feed sales